Exhibit 99.1

Acceleron Pharma Provides Update on Clinical Pipeline at Piper Jaffray Healthcare Conference

Plans to initiate phase 2 study of dalantercept plus sorafenib in hepatocellular cancer in the first half of 2014

Remains on track to initiate pivotal trial with sotatercept or ACE-536 in late 2014 or early 2015

Cambridge, Mass. — December 3, 2013 (Business Wire) — Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided an update on the status of its research and development programs at the Piper Jaffray 25th Annual Healthcare Conference in New York.

“We are pleased with the progress of our clinical pipeline and remain on track to achieve the goals we’ve previously outlined, including reporting interim data from the sotatercept trial in beta-thalassemia next week at the American Society of Hematology Annual Meeting,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Notably, our clinical development of dalantercept is progressing nicely and we’re excited to announce plans to initiate a phase 2 study in patients with hepatocellular cancer in the early part of 2014. We look forward to providing additional updates on our pipeline progress over the coming months.”

Dalantercept

•                  In the ongoing phase 2 clinical trial of dalantercept plus axitinib in patients with renal cell carcinoma, Acceleron has completed dose escalation and is now enrolling patients in the expansion stage of this study.  Acceleron expects to achieve its previously stated goal of initiating the randomized, placebo-controlled stage of this trial by the end of the first quarter of 2014.

•                  Based on the activity and tolerability observed in the ongoing renal cell carcinoma study in which patients are treated with the combination of dalantercept and axitinib, Acceleron has decided to initiate a combination study with dalantercept and sorafenib in patients with hepatocellular cancer (HCC).  Acceleron previously stated plans to initiate its next dalantercept clinical trial by the end of the third quarter of 2014, but now expects to initiate this combination trial in HCC in the first quarter or early in the second quarter of 2014.

•                  The Gynecologic Oncology Group (GOG) is conducting two monotherapy clinical trials to explore the single agent activity of dalantercept in ovarian and endometrial cancers.  Both of these clinical trials are designed as two-stage studies.  If there is sufficient clinical activity to potentially warrant development of dalantercept as a single agent in this first stage of the study, additional patients will be enrolled in the second stage of the trial.  All of the patients have been enrolled in the first part of the ovarian cancer trial and the study is ongoing. In the endometrial cancer study, the GOG has determined that there was not sufficient activity to warrant development of dalantercept as a monotherapy for endometrial cancer and will not advance to the second stage of this trial.

Sotatercept and ACE-536

•                  New interim clinical data from the phase 2 trial of sotatercept in patients with beta-thalassemia will be presented at 2013 American Society of Hematology Annual Meeting in New Orleans on December 9th. The presentation will include new interim data from the 0.5 mg/kg dose group as well as data from the 0.1 and 0.3 mg/kg dose groups in this trial.

•                  Sotatercept and ACE-536 clinical trials in beta-thalassemia and myelodysplastic syndromes are progressing on schedule.

•                  Celgene and its collaborators continue to explore sotatercept in additional clinical studies including anemia of chronic kidney disease, Diamond-Blackfan anemia, myelofibrosis and multiple myeloma.  Additionally, Acceleron and Celgene are exploring the preclinical activity of sotatercept and ACE-536 in other red blood cell disorders including Sickle Cell Disease.

•                  Acceleron and Celgene remain on track to initiate a registration enabling study with either sotatercept or ACE-536 by the end of 2014 or the beginning of 2015.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases.  The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action.  These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

For more information, please visit www.acceleronpharma.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, ACE-536, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission (SEC) on September 18, 2013, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma
Steven Ertel
Senior Vice President and Chief Business Officer
617-649-9234

Media contact:

Maureen L. Suda
Suda Communications LLC
585-387-9248

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